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                                                                    EXHIBIT 99.4

                             CAREER AWARD AGREEMENT

      THIS CAREER AWARD AGREEMENT (the "Agreement") is made by and between Regions Financial Corporation (the "Company") and the Executive named herein, effective as of the 20th day of December, 2005.

      WHEREAS, Executive is an important member of the Company's management team, and the Company desires to retain the services of Executive to assist the Company as it pursues growth and enhanced profitability; and

      WHEREAS, the Company desires to provide certain benefits to Executive as an inducement to encourage Executive to remain employed by the Company; and

      WHEREAS, the Company and Executive desire to restructure severance and change of control arrangements to provide for simplified change of control arrangements and enhanced severance benefits that are independent of change of control features.

      NOW, THEREFORE, in consideration of the mutual undertakings and agreements of the parties set forth herein, it is hereby agreed as follows:

1. Restricted Stock Award. On or before January 31, 2006, the Company will grant to Executive 62,268 shares of restricted stock under and subject to one of the Company's long term incentive plans, having the following additional features:

      A. The restriction will lapse five (5) years from the date of grant, at which time unrestricted ownership will vest in Executive. If Executive retires prior to age 65, the restricted stock will revert to the Company.

      B. The restriction will lapse immediately upon death, disability, retirement at or after age 65 or with written consent of the Company, or termination of employment by the Company without cause.

      C. The Company will pay to Executive all dividends payable on the restricted stock during the restriction period so long as Executive remains employed with the Company.

      The above grant of restricted stock is in addition to any equity and bonus awards to Executive pursuant to plans in which Executive now or in the future participates. Provided Executive is still employed by the Company, the Company will grant Executive long term incentive awards in the discretion of the compensation committee.

2. Acceleration of Unvested Stock Options. Upon the effective date of this Agreement, all unvested nonqualified stock options previously granted to Executive will be deemed vested and immediately exerciseable.

3. Employment Agreement. For purposes of Executive's employment agreement with the Company and solely with reference to the "change of control" that resulted from the combination of Union Planters Corporation and former Regions Financial Corporation, Executive and the Company stipulate and agree that the provisions of the employment agreement applicable to termination for "good reason" (including without limitation the provisions of section 6(a)) are waived and deemed inoperative, except that:

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      A.    Any termination by Executive as a result of a reduction of annual base salary and bonus remains subject to the employment agreement in full.


      B. Any termination by Executive as a result of a required relocation of the Executive's principal employment location to a location more than thirty-five (35) miles from the Executive's principal employment location remain subject to the employment agreement in full.

      In the event the Company determines, in good faith, (1) that any payment or benefit under this Section 3 is subject to Section 409A(a)(2)(B)(i) of the Internal Revenue Code, and (2) that Executive is a "specified employee" (as defined in Section 409A of the Internal Revenue Code, with an identification date of December 31), any such payment or benefit shall be paid no earlier than six months after Executive's separation from service with the Company.

4. Retirement. The Company agrees that Executive is currently eligible for full retirement. If Executive retires, Executive will be eligible for retirement benefits in accordance with the terms of all applicable plans. In addition, to the extent retirement occurs at or after age 65:

      A. Any unvested stock options will vest and become exercisable on the retirement date, and all stock options will remain exercisable for the full period of their original term, except for any stock options identified by Executive in writing prior to attaining age 65, which will remain exercisable within ninety (90) days after retirement.

      B. Executive will retain all unvested restricted stock and any similar equity awards, which will vest on the retirement date.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first above stated.

REGIONS FINANCIAL CORPORATION               EXECUTIVE

By: /s/ Harry Dinken                        /s/ Richard D. Horsley
    ----------------------------            ----------------------------
Its: Authorized Officer

                                            Richard D. Horsley
                                            ----------------------------
                                            Print or Type Name of Executive

Date:  December 20, 2005                    Date: December 20, 2005

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